QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.31

Key Energy Services, Inc.
Two Tower Center, 20th Floor
East Brunswick, New Jersey 08816

February 5, 2001

Mr. Steven A. Richards
22846 Rio Grande Drive
Porter, TX 77365

EMPLOYMENT AGREEMENT
(this "Agreement")

Dear Steve:

        Key Energy Services, Inc., a Maryland corporation (the "Company"), with its principal offices at the address set forth above, and you, an individual with your address set forth above agree as follows:

          1.    Employment; Term.    The Company agrees to employ you, and you agree to devote your full time and best efforts to serve as Vice President of Drilling Operations of the Company, having those duties specified from time to time by the Company's Chief Executive Officer, Chief Financial Officer, and other members of the Company's senior management or the Company's Board of Directors (the "Board"). Your duties will include, but not be limited to, responsibility for all of the Company's drilling operations in North America. Your employment will commence effective as of February 5, 2001 (the "Commencement Date") and continue until the close of business on February 5, 2003, subject to extension as provided in this Section 1, unless earlier terminated in accordance with this Agreement (the "Initial Employment Period"). On each February 5, commencing with February 5, 2003, the term of your employment will be automatically extended for a period of twelve (12) months unless either you or the Company gives written notice to the other, no later than thirty (30) days prior to the relevant February 5, that such automatic extension shall not occur. The Initial Employment Period, together with any extensions, until termination in accordance herewith is referred to herein as the "Employment Period." You will, if elected, serve as an officer and/or director of the Company and its subsidiaries and perform all duties incident to such offices.

          2.    Salary; Bonus; Expenses.    During the Employment Period, the Company will pay a salary to you at the annual rate of not less than One Hundred Seventy Five Thousand Dollars ($175,000) per year (the "Base Salary"), payable in substantially equal installments in accordance with the Company's existing payroll practices, but no less frequently than monthly. For each fiscal year of the Company commencing after June 30, 2001, you shall be eligible to participate in incentive plans in effect from time to time for the Company's executives, key employees and other persons involved in the business of the Company and its subsidiaries and in the Company's stock-based incentive plans outstanding from time to time. Under this plan, you shall be eligible to earn a discretionary cash bonus, in an amount up to fifty percent of your base salary, to be determined by the senior management of the Company or the Board based upon the level of achievement of certain goals to be mutually established by you and the senior management of the Company (subject to Board approval).

              (i)  For the period commencing February 5, 2001 through February 4, 2002, you will be reimbursed for the cost of (a) weekly air travel commuting expenses to Midland, Texas from Porter, Texas for purposes of conducting your duties hereunder, which shall include, at your option, travel expenses for your spouse to travel to Midland on weekends in lieu of your returning to Porter, Texas on weekends, and (b) the rental of a furnished apartment in Midland, Texas. You will also receive an expense allowance of $30.00 per day for all working days in Midland, Texas for the period commencing February 5, 2001 through the earlier of (y) February 4, 2002 and (z) the date on which you relocate to the Midland, Texas area.

            (ii)  In the event of that your duties hereunder require any travel outside of Midland, in lieu of the per diem amount referred to above, you will be reimbursed by the Company for reasonable travel, lodging, meals and other expenses incurred by you in connection with performing your services hereunder in accordance with the Company's policies from time to time in effect.

            (iii)  You will be entitled to a vehicle allowance of $700 per month and the Company will supply a fuel card for use in connection with your vehicle in the Midland, Texas area.

            (iv)  You will receive reimbursement for the initial and monthly fees for membership in the Green Tree Country Club, in Midland, Texas.

            (v)  You will receive reimbursement for the annual premium payments on the life insurance policy issued by New York Life having a face value of $800,000 (Policy No. 46121687) provided that such annual premium does not exceed $2,474.

            (vi)  In addition, the Company will reimburse you for the following out-of-pocket expenses that you incur in connection with your relocation to Midland, Texas: (a) ordinary and reasonable realtor fees and closing costs incurred in connection with the sale of your current primary residence in Porter, Texas, (b) ordinary and reasonable closing costs incurred in connection with the purchase of your new primary residence in Midland, Texas, and (c) ordinary and reasonable costs incurred to transport your household furnishings and effects to your new primary residence in Midland, Texas.

          (vii)  You will receive reimbursement for the cost of one physical per calendar year.

          3.    Stock Options.    As performance-based incentive compensation to you in connection with your services hereunder, there shall be granted to you options (the "Options") to acquire Seventy-Five Thousand (75,000) shares of the Common Stock, par value $0.10 per share, of the Company (the "Common Stock") at an exercise price per share equal to the Fair Market Value per Share (as defined in the Key Energy Group, Inc. 1997 Incentive Plan (the "Incentive Plan")) at the time of such grant. Such options shall vest in three equal annual installments commencing on the first anniversary date of the grant. The Company reserves the right, in its sole discretion, to determine whether such grant will be made under the Incentive Plan or outside the Incentive Plan.

          4.    Vacations; Benefits; Relocation Expenses.    You will be entitled during the Employment Period to (i) not less than 15 vacation days per calendar year (prorated for any partial year of service) and (ii) such other fringe benefits, including, without limitation, group medical and dental, life, executive life, accident and disability insurance, retirement plans and supplemental and excess retirement benefits as the Company may provide from time to time for its senior management.

          5.    Representations.    You hereby represent and warrant to the Company that:

              (i)  any employment agreement with your current employer is terminable at will by you without any penalty, restrictions or limitations on your actions subsequent to such termination by you, except as noted below;

            (ii)  your termination of any existing employment agreement with your current employer, your execution and delivery of this Agreement, and your employment by the Company, do not and will not (1) cause you to breach any agreements, including without limitation, any agreement not to compete, with any current or former employers, any other individual, corporation, partnership, association, trust or any other entity or organization, or (2) create any claims against Key in law or equity, including without limitation, tortious interference claims, by any current or former employers, any other individual, corporation, partnership, association, trust or any other entity or organization; and

            (iii)  you will not use any confidential or proprietary materials, documents or other property of a former employer in any way which would create a claim against the Company.

          6.    Termination and Severance.    In the event your employment hereunder is terminated (i) by the Company for Cause (defined below) or (ii) by you for any reason, the Company shall have no further obligations to you except that you will be entitled to receive (x) any accrued but unpaid salary through your termination date and (y) any expense reimbursements owed you through the date of termination. In the event your employment hereunder is terminated (i) by the Company other than for Cause (including your death or Disability (defined below)) or (ii) automatically as a result of the Company's providing notice to you that automatic extension of the Employment Period shall not occur, you will be entitled to receive severance compensation equal to two (2) times your Base Salary in effect on the termination date, payable in arrears, in twenty-four (24) equal monthly installments commencing at the end of the calendar month in which the termination date occurs; provided, however, that (A) in the event your employment should be terminated by the Company other than for Cause within six months following a Change in Control or a Drilling Asset Sale (each as defined below) or in anticipation of a Change in Control or a Drilling Asset Sale, the severance compensation referred to above shall be paid in one lump sum on the date of such termination, and (B) in the event your employment should be terminated by the Company as a result of your Disability, then the severance compensation referred to above shall be reduced by the amount of any disability insurance proceeds actually paid to you or for your benefit during the said time period. As used in this Agreement, the term "Cause" shall mean (i) the willful and continued failure by you to substantially perform your duties hereunder (other than any such willful or continued failure resulting from your incapacity due to physical or mental illness or physical injury), (ii) the willful engaging by you in misconduct which is injurious to the Company, monetarily or otherwise, (iii) your conviction of a felony by a court of competent jurisdiction, (iv) the breach of any provision of Section 6 or 7 hereof, (v) the material violation by you of any of the Company's policies, rules or regulations from time to time in effect, or (vi) the breach of any representation made by you in this Agreement. As used in this Agreement, the term "Change in Control" shall have that meaning set forth in the Incentive Plan. As used in this Agreement, the term "Drilling Asset Sale" means the sale of all or substantially all of the drilling assets owned by the Company and/or any of its subsidiaries or affiliates which results in the Company terminating its drilling operations. As used in this Agreement, the term "Disability" means total and permanent disability rendering you unable to perform your obligations and duties hereunder by reasons of physical or mental illness or injury.

          7.    Limitation on Competition.    During the Employment Period, and for an additional period (the "Non-Compete Period") of (i) twenty-four (24) months after your termination if you are entitled to receive severance compensation pursuant to Section 6 hereof, or (ii) twelve (12) months after your termination if you are not entitled to receive severance compensation pursuant to Section 6 hereof, you shall not, directly or indirectly, without the prior written consent of the Company, participate or engage in, whether as a director, officer, employee, advisor, lender, consultant, stockholder, partner, joint venturer, owner or in any other capacity, any business engaged in the business of furnishing oilfield services, which for the purposes hereof shall include drilling oil and natural gas wells, in any of the onshore oil or natural gas producing regions in the continental United States, Canada and Argentina or in any other oil or natural gas producing region throughout the world in which the Company or any of its subsidiaries conduct their business or operations during the Employment Period or the Non-Compete Period (a "Competing Enterprise"); provided, however, that you shall not be deemed to be participating or engaging in any such business solely by virtue of your ownership of not more than five percent of any class of stock or other securities which is publicly traded on a national securities exchange or in a recognized over-the-counter market; In addition, during the Employment Period and the Non-Compete Period, you shall not, directly or indirectly, solicit, raid, entice or otherwise induce any employee of the Company or any of its subsidiaries to be employed by a Competing Enterprise or to otherwise leave the employ of the Company. You hereby agree and acknowledge that a portion of the consideration to be paid by the Company to you pursuant to this Agreement is consideration for your covenants under this Section 7 and such consideration is fair and adequate whether or not you receive any severance compensation pursuant to Section 6 hereof.

          8.    Confidential Information

              (i)  You agree that you will not, without the express written consent of the President or General Counsel of the Company, directly or indirectly communicate or divulge to, or make available to, or use for your own benefit or for the benefit of, any competitor or any other person or entity, any of the Company's trade secrets, engineering and reserve data, proprietary data or other confidential information (hereafter collectively referred to as "confidential information"), which confidential information was communicated to or otherwise learned or acquired by you during his employment relationship with the Company, except that you may disclose confidential information only to the extent that disclosure is required (i) at the Company's direction or (ii) by a court or other governmental agency of competent jurisdiction. As long as such matters remain confidential information, you shall not use such confidential information in any way or in any capacity other than as expressly consented to by the President or General Counsel of the Company.

            (ii)  Such confidential information shall be deemed to include any and all information regarding the Company other than information disclosed in its public filings under the Securities Exchange Act of 1934, as amended. Such confidential information includes, but is not limited to, personnel information (including information relating to any and all aspects of compensation of any and all employees of the Company), ideas, discoveries, designs, inventions, improvements, trade secrets, know-how, manufacturing processes, design specifications, writings and other works of authorship, computer programs, financial information, accounting information, organizational structure, Company expenditures, marketing plans, customer lists and data, business plans or methods and the like, that relate in any manner to the actual or anticipated business of the Company. The term "confidential information" shall not include (x) information that was publicly available as of the date of this Agreement or (y) information that became publicly available after the date hereof other than by reason of a breach of this Agreement by you.

            (iii)  You agree that all records, drawings, data, samples, models, correspondence, manuals, notes, reports, notebooks, proposals, and any other documents concerning the Company's customers or products or other technical, financial or business information used by the Company and any other tangible materials or copies or extracts of tangible materials regarding the Company's operations or business, received by you during your employment with the Company are, and shall be, the property of the Company exclusively. You agree to immediately return to the Company all of the material mentioned above, including writing notes, memoranda or notes taken by you and all tangible materials, including, without limitation, correspondence, drawings, blueprints, letters, notebooks, reports, flow-charts, computer programs and data proposals, at the request of the Company. No copies will be made by you, or retained by you, of any such confidential information, whether or not developed by you.

            (iv)  You agree that you will engage in no act which is intended, or may reasonably be expected, to harm the reputation, business, prospects, or operations of the Company.

            (v)  The parties agree that all work product conceived, created or developed by you either solely or jointly with others in the course or as a result of your employment with the Company is proprietary to Company and constitutes confidential information subject to this

    Agreement. The parties further agree that Company is the sole owner of all such work product.

            (vi)  Your obligations under this Section 8 shall survive the termination of this Agreement for any reason.

          9.    Prior Employment Agreements Terminated.    This Agreement contains the entire agreement between you and the Company. This Agreement supercedes any and all prior agreements and understandings between you and the Company and any of its subsidiaries or affiliates regarding your employment relationship therewith, whether written or oral, other than as stated herein and all such prior agreements and understandings are hereby terminated and of no further force or effect.

[Signature page to follow]

        If this Agreement correctly sets forth your understanding of the agreement between the Company and you, please indicate your agreement hereto by signing this Agreement in the space for that purpose below.

KEY ENERGY SERVICES, INC.
	By:	/s/ JACK LOFTIS, JR.
ACCEPTED AND AGREED:
/s/ STEVEN A. RICHARDS Steven A. Richards

QuickLinks

  Exhibit 10.31
EMPLOYMENT AGREEMENT (this "Agreement")